Exhibit 99.1

Mentor Corporation Proposes to Merge with Medicis in $2.2 Billion All Stock Transaction; Mentor Offers 0.62 Shares per Share of Medicis; Merger Creates Global Leader Focused on Aesthetic Medicine

Combines Premier Sales and Marketing Organizations in Cosmetic Dermatology and Plastic Surgery

SANTA BARBARA, Calif., Nov 20, 2005 (BUSINESS WIRE) — Mentor Corporation (MNT), a leading supplier of medical products in the United States and internationally, announced today that it has proposed a stock-for-stock merger with Medicis (MRX) in which Medicis stockholders will receive 0.62 shares of Mentor common stock per Medicis share.

Based on closing prices on November 18, 2005, the offer represents a total equity consideration of approximately $2.2 billion and offers Medicis stockholders a 25% premium for their shares. The Medicis stockholders would own approximately 44% of the enterprise. The proposed merger is expected to be immediately accretive to Mentor’s cash earnings per share following the close of the transaction.

The strategic rationale for the Mentor / Medicis combination is compelling because it:

— Combines two premier companies focused on aesthetic medicine with leading brands in breast aesthetics, facial aesthetics, body contouring and dermatology;

— Brings together two best-in-class sales and marketing organizations that complement each other with leadership positioning in plastic surgery and cosmetic dermatology;

— Provides Medicis substantially the same strategic benefits as the Inamed transaction but on more favorable economic terms without the same antitrust risk;

— Is expected to be immediately accretive to Mentor’s cash earnings per share, to accelerate Mentor’s growth and to improve Mentor’s profitability;

— Provides Medicis stockholders with an immediate and meaningful premium for their shares and the opportunity to participate in the significant upside potential of the combined company; and

— Creates a platform for growth that supports enhanced value for all stockholders, and leverages our combined capabilities to better serve our customers and the patients they serve.

“We are confident that our offer constitutes a superior proposal as contemplated by the Medicis / Inamed merger agreement and a better ability to close the transaction quickly. Our offer provides Medicis stockholders the opportunity to participate in the significant upside potential of the combined company, which would have a strong pro forma balance sheet,” commented Josh Levine, President and Chief Executive Officer of Mentor Corporation. “The combined product portfolios of the two organizations allows the combined company to establish a strong basis for sustainable competitive advantage in surgical and non-surgical cosmetic procedures in the plastic surgery and cosmetic dermatology markets.

“We believe that the combined company will be a powerhouse and that a stock-for-stock transaction would offer the most benefits to both sets of shareholders. However, should the Medicis board want Medicis stockholders to receive a portion of the consideration in cash, we would be prepared to move in that direction,” Mr. Levine continued.

The company noted that its financial advisors have said that financing is readily available.

The offer was unanimously approved by Mentor’s Board of Directors. Following is a copy of the letter Mentor sent to Medicis regarding its offer:

November 18, 2005

Mr. Jonah Shacknai

Chairman of the Board

and Chief Executive Officer

Medicis Pharmaceutical Corporation

8125 North Hayden Road

Scottsdale, Arizona 85258

Dear Jonah:

We are pleased to submit for your consideration a proposal for the combination of Medicis Pharmaceutical Corporation and Mentor Corporation. We believe that this combination offers your stockholders substantially greater value than your pending transaction with Inamed and will create a global leader in the aesthetics market that would benefit all Medicis and Mentor constituencies. We believe this offer constitutes a superior proposal as contemplated by your merger agreement with Inamed Corporation.

Mentor is proposing a merger of Medicis and Mentor in a transaction that would provide the Medicis stockholders with an equity ownership interest of approximately 44% in the combined company on a fully diluted basis. Specifically, we are proposing a stock-for-stock transaction in which Medicis stockholders will receive 0.62 shares of Mentor common stock per Medicis share. Based on closing prices on November 18, 2005, this represents total equity consideration of approximately $2.2 billion and offers Medicis stockholders a 25% premium for their shares.

The strategic rationale for the Mentor/Medicis combination is compelling. Aesthetic medicine is a dynamic marketplace undergoing transformative changes. The market has expanded to include a large, growing number of non-surgically oriented procedures, primarily in the facial rejuvenation arena. At the same time, there has been an influx of new providers and distribution outlets emerging in the market, offering patients expanded access to a variety of procedures. Mentor’s leadership in the plastic surgery market is based on the quality and breadth of its product offerings and the reputation we have established based on our dedication to customer service and value added support programs. Similarly, Medicis’ leadership in the dermatology and cosmetic dermatology markets is based on the breadth of its product offerings and reputation for market leading sales focus and customer service. The combined product portfolios of the two organizations establish a strong basis for sustainable competitive advantage in both the surgical and non-surgical cosmetic procedures market segments.

The two companies are category leaders in their respective market segments with strongly positioned brands. The resulting organization will have comprehensive distribution capabilities across a broad array of outlets including private practice physician offices and clinics, hospitals, surgery centers, and medi-spas. Given the complementary fit, we would expect that the existing sales organizations of each company would continue to serve their respective customers with substantial opportunities to leverage each other’s expertise for the benefit of the combined company and its customers.

The combination of Medicis and Mentor would create a global leader in the rapidly expanding aesthetics market, with combined annual revenues in the 12 months ended September 30, 2005 of nearly $900 million, direct selling operations in 12 countries with independent distributor relationships in over 60 countries and over 2,300 employees. The combined company would have a scalable platform into which it could integrate other products and technologies and rapidly introduce those products to the combined customer base.

Jonah, we at Mentor have great respect for you and your leadership capabilities. We envision a merger in which you and your management team will play an integral role in defining the leadership and strategy of the combined company. We look forward to discussing with you a governance structure that creates the greatest value for our new company, with a combination of directors from both companies continuing to serve after the closing of our merger.

A Mentor/Medicis merger is an exciting opportunity for both our companies. Mentor is prepared to execute an appropriate confidentiality agreement and, together with our financial advisors, Goldman, Sachs & Co. and Citigroup Global Markets Inc., and our legal advisors, Wilson Sonsini Goodrich & Rosati, P.C., and Dechert LLP, to complete mutual due diligence as soon as practicable. We are also prepared to work diligently to negotiate and sign a definitive merger agreement with Medicis. In addition to finalizing a definitive merger agreement, our proposal is subject to satisfactory completion of due diligence.

We believe that a merger with Mentor would be the best way for Medicis to enhance stockholder value. Please consider our request to meet promptly so that we may give you additional information, complete due diligence and negotiate and finalize a merger agreement. We have considered with our advisors all legal and other requirements relating to a merger between Mentor and Medicis and do not foresee any difficulties in completing the prompt combination of our companies.

We are excited about the opportunity a combination of our two companies would present and look forward to hearing from you soon.

Very truly yours,
Mentor Corporation

/s/ Joshua H. Levine
Joshua H. Levine
President, Chief Executive
Officer and Director

Advisors

Goldman, Sachs & Co. and Citigroup Global Markets Inc. are acting as financial advisors to Mentor and Wilson Sonsini Goodrich & Rosati P.C., and Dechert LLP are acting as legal counsel.

Conference Call

Mentor Corporation has scheduled a conference call tomorrow morning regarding this announcement. Those interested in listening to a recording of the call may dial (800) 283-4593 at 10 a.m. EST today until Midnight EST, November 28, 2005. You may also listen to the live webcast at 9 a.m. EST today or the audio archived call at www.mentorcorp.com, Investor Relations site under “Audio Archives”.

About Mentor Corporation

Founded in 1969, Mentor Corporation is a leading supplier of medical products for the global healthcare market. The Company develops, manufactures and markets innovative, science-based products for the aesthetics, urologic specialties and clinical and consumer healthcare markets around the world. The Company’s website is www.mentorcorp.com.

Safe Harbor Statement

This release contains forward-looking statements, including statements relating to Mentor’s proposed merger with Medicis, the success of Mentor’s offer to combine Mentor and Medicis, Mentor’s offer constituting a superior proposal as contemplated by the Medicis / Inamed merger agreement, the combined company’s pro forma balance sheet, the accretive nature of the proposed merger, the status of the proposed offer price as a premium to Medicis stockholders, the timing of the closing of the proposed merger, the combined company’s competitive advantages in Mentor’s and Medicis’ respective markets, the combined company’s status as a powerhouse and a global leader in the aesthetics market that would benefit all Medicis and Mentor constituencies, the benefits to Mentor and Medicis’ shareholders, the introduction and acceptance of new products by the combined company, the growth of the aesthetic medicine market and Mentor’s plans to focus on the field of aesthetic medicine, the combined company’s distribution capabilities and sales organization, and the composition of the combined company’s Board and management team. Forward-looking statements are also identified by words or phrases such as “anticipates,” “scheduled,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “is confident,” “may,” “will,” “should,” “would,” “could,” “potential,” “we look forward to,” “in the future,” “represents a growth opportunity,” “continue,” similar expressions, and variations or negatives of these words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

These forward-looking statements are based on Mentor’s current expectations, estimates, projections, beliefs and assumptions. These forward-looking statements speak only as of the date hereof and are based upon the information available to Mentor at this time. Such information is subject to change, and Mentor will not necessarily inform you of such changes.

These statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors. Factors that could cause actual outcomes to differ include the response of Medicis to Mentor’s offer, the final per share merger consideration and form of consideration if Medicis and Mentor reach agreement, the costs of the proposed merger to the parties, the ability of the combined company to achieve certain revenue and cost expectations, the outcome of regulatory reviews and approvals by the companies’ stockholders, the reactions of the companies’ customers and employees to this announcement and any agreement between Medicis and Mentor to merge, the ability of the companies to integrate themselves in a timely and efficient manner, the ability of the combined company to introduce and obtain customer acceptance of new products, changing market conditions in the aesthetic medicine and urology fields, the results from Mentor’s further evaluation of the urology business, regulatory developments, general economic conditions and the other factors. These factors, as well as other factors applicable to Mentor’s forward-looking statements and its business, are described in more detail in Mentor’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, subsequent quarterly reports on Form 10-Q, and recent Current Reports on Form 8-K.

Cash Earnings Per Share

This press release provides non-quantitative disclosure concerning the potential impact of the proposed merger on Mentor’s “cash earnings per share” following the close of the transaction. Cash earnings per share information is a non-GAAP financial concept that excludes certain charges that would otherwise be included in GAAP earnings per share. These charges include the write-off of in process research and development, amortization of intangible assets, deferred stock-based compensation expense and restructuring charges, all of which would be associated primarily with the merger of Medicis and Mentor. Cash earnings per share is not calculated in accordance with, or an alternative to, GAAP earnings per share.

Additional Information and Where to Find It

This material is not a substitute for the prospectus/proxy statement Mentor and Medicis would file with the Securities and Exchange Commission if an agreement between Mentor and Medicis is reached. Investors are urged to read any such prospectus/proxy statement, when available, as well as all other relevant documents filed with the Securities and Exchange Commission, because they will contain important information. Such prospectus/proxy statement and other relevant documents would be, and other documents filed by Mentor and Medicis with the Securities and Exchange Commission are, available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Mentor Corporation, 201 Mentor Drive, Santa Barbara, California 93111, Attn: Investor Relations, or Medicis Pharmaceutical Corporation, 8125 North Hayden Road, Scottsdale, AZ, 85258, Attn: Investor Relations.

Participants in the Solicitation

Mentor and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Mentor shareholders and Medicis stockholders with respect to the proposed transaction. Information about Mentor’s directors and executive officers is set forth in Mentor’s proxy statement for its 2005 annual meeting of shareholders, dated August 8, 2005, and Mentor’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2005. Additional information about the interests of Mentor and its directors and executive officers and other potential participants will be included in the prospectus/proxy statement to be filed with the Securities and Exchange Commission if an agreement between Mentor and Medicis is reached.

Mentor Corporation

Peter R. Nicholson, 805-879-6082

or

Joele Frank, Wilkinson Brimmer Katcher

Joele Frank/Jamie Moser, 212-355-4449